Exhibit 21.1

SUBSIDIARIES OF
ZOVIO INC
AS OF DECEMBER 31, 2021

JURISDICTION OF INCORPORATION OR ORGANIZATION
SUBSIDIARIES OF ZOVIO INC:
Maverick, LLC	California
Insource Shared Services, LLC	Delaware
Ed Tech Platform, LLC	Delaware
Fullstack Academy, LLC	Delaware
TutorMe, LLC	California

SUBSIDIARIES OF TUTORME, LLC:
TutorMe RUS LLC	Russia